Exhibit 99.1

   Edgewater Technology Announces Board of Directors Changes; Foley Hoag LLP
             Senior Partner, Barry White, Joins Board of Directors


     WAKEFIELD, Mass.--(BUSINESS WIRE)--Oct. 27, 2005--A technology management consulting firm specializing in providing premium IT services, Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, "Edgewater Technology" or the "Company"), today announced changes to its Board of Directors.
     Bob L. Martin, an independent director of the Company's board since 1999, has announced his resignation from the Company's Board of Directors effective with today's press release. Mr. Martin has served as the Chairperson of the Company's Compensation Committee and a member of the Audit Committee and Corporate Governance and Nominating Committee.
     Edgewater's Chairman and CEO, Shirley Singleton, thanked Mr. Martin for his service to the Board. "Bob's years of public company experience brought needed structure and framework to Edgewater as it evolved into a public company. His counsel and strategic guidance made a significant contribution to our company. He will be missed."
     Singleton also welcomed a newly elected director, Barry White, Esq. of Foley Hoag, LLP. "We are pleased to announce that Barry will be joining our Board of Directors and will assume the role of Chairman for the Company's Compensation Committee. As a notable business leader in the New England area, Barry brings a broad leadership perspective to our team and a legal background that will prove invaluable as our organization continues its growth plans."
     Mr. White currently is a senior partner with the law firm of Foley Hoag, LLP, where he served for over 13 years as Managing Partner. He provides outside counsel to numerous corporations and non-profit institutions and has extensive experience in representing middle-market corporations in mergers and acquisitions and on the issuance, refinancing and restructuring of private and publicly-held corporate debt. Mr. White served as Chairman of Lex Mundi, the world's largest international association of independent law firms. Currently, Mr. White serves as Secretary, General Counsel, and a member of the Executive Committee of the Greater Boston Chamber of Commerce as well as with the Initiative for a Competitive Inner City, a non-profit organization founded by Harvard Business School Professor Michael Porter. He served as counsel to the Massachusetts Special Commission on Business Tax Policy, and as counsel to a Special Commission on the Decennial Census.
     In conjunction with Mr. Martin's resignation, Paul Guzzi, who has served as an independent director of the Company's board since April 2004, will become a member of the Audit Committee along with current members, Wayne Wilson and Paul Flynn. Mr. Guzzi will continue to serve as the Chairman of the Company's Corporate Governance and Nominating Committee.

     About Edgewater Technology

     Edgewater Technology, Inc. is an innovative technology management consulting firm. We provide a unique blend of premium IT services by leveraging our proven industry expertise in strategy, technology and corporate performance management. Headquartered in Wakefield, MA, we go to market by vertical industry and provide our clients with a wide range of business and technology offerings. To learn more, visit www.edgewater.com or call 800-410-4014.


     CONTACT: Edgewater Technology, Inc.
              Kevin Rhodes, 781-246-3343
              Chief Financial Officer
              or
              Barbara Warren-Sica, 781-246-3343
              Investor Relations